UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): November 15, 2005
XYBERNAUT CORPORATION
(Exact Name of Registrant as Specified in its Charter)
DELAWARE
(State or Other Jurisdiction of Incorporation)

0-15086	54-1799851
(Commission File Number)	(I.R.S. Employer
Identification Number)
12701 FAIR LAKES CIRCLE, FAIRFAX, VIRGINIA, 22033
(Address of Principal Executive Offices) (Zip Code)
(703) 631-6925
(Registrant’s Telephone Number, Including Area Code)
NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On October 27, 2005, the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) authorized Xybernaut Corporation (the “Company”) to enter into a debtor-in-possession loan facility. On November 15, 2005, the Company, Xybernaut Solutions, Inc. (together with the Company, the “Debtors”) and LC Capital Master Fund, Ltd. (“LC Fund”) entered into a Secured Promissory Note (the “Note”) and Security Agreement (collectively the “DIP Credit Facility”) dated as of October 31, 2005. The DIP Credit Facility provides for one or more loans to the Debtors in an amount not exceeding $5 million (the “Commitment Amount”). The outstanding principal balance will bear interest from the date of advancement at a rate per annum of 9% payable monthly in arrears. Any repayment not paid when due shall bear interest at the rate per annum of 14%. The loan will become due and payable in full on October 31, 2006 (the “Maturity Date”). The DIP Credit Facility also provides for a commitment fee of 3% of the Commitment Amount.
Pursuant to the DIP Credit Facility, LC Fund agrees to make loans from time to time on each requested borrowing date until 30 days before the Maturity Date in an aggregate principal amount not to exceed $5 million. Each request shall be in a minimum amount of $50,000 and, if greater, will be in integral multiples of $10,000. With the exception of the GUC Escrow (as defined below), loans will be used solely for working capital needs, general corporate purposes, the costs and expenses associated with the bankruptcy cases, all to the extent permitted under the budget approved by LC Fund. Up to $1.5 million of the loans will be made available for the sole purpose of establishing an escrow (the “GUC Escrow”) on behalf of general unsecured creditors. For each $1.00 of funds advanced for operating uses, an additional $1.00 will be advanced to the GUC Escrow. The GUC Escrow will not be used for payment of the Debtors’ on-going post-petition operations or to pay any other post-petition obligations, but will remain in escrow during the pendency of the Debtors’ bankruptcy cases for the purpose of satisfying claims of the Debtors’ prepetition general unsecured creditors.
The Debtors must submit to LC Fund an eight month budget projection updated on a monthly basis detailing anticipated cash receipts and expenditures, including professional fees and expenses. The monthly budgets must be updated weekly and are subject to approval by LC Fund.
LC Fund will have a first priority lien on all assets which will include intellectual property, accounts receivable, inventory, equipment, general intangibles, contract rights, documents, instruments, chattel paper and deposit accounts (the “Collateral”). All borrowings and reimbursement obligations under the DIP Credit Facility will be entitled to superpriority claim status.
Proceeds from any court approved sale of assets will be used to pay down the outstanding principal. In addition, LC Fund will be entitled to receive 15% of the consideration paid to the Debtors in respect of the sale or other disposition of any of the Collateral up to one year after confirmation of a chapter 11 plan.

If the Debtors reorganize, LC Fund will be entitled to receive 7-year warrants to purchase 10% of the capital stock of the Debtors at a $0.01 strike price, subject to anti-dilution protection and customary minority shareholder protections.
Debtors covenant to take the actions to cause the events set forth on Exhibit C to the Note to occur by the dates indicated thereon.
LC Fund’s obligation to make the initial and each successive loan is subject to the satisfaction of the following conditions: (1) the Bankruptcy Court will have issued an order approving the DIP Credit Facility; (2) the Debtors will have executed and delivered to LC Fund the Security Agreement and such other documents necessary to grant to LC Fund a perfected first priority security interest in and lien on the Collateral; (3) the Debtors have delivered to LC Fund the Intellectual Asset Valuation Report, dated June 27, 2005, prepared by IPI Innovations Financial Services, Inc. and current certified inventory and accounts receivable reports, demonstrating that the Collateral supports repayment of the obligations; (4) no default or event of default will have occurred and be continuing or would result from the proposed borrowing; (5) all representations and warranties contained in the Secured Promissory Note or Security Agreement shall be true and correct including a September 30, 2005 balance sheet with no material adverse change from the balance sheet attached to the Note; and (6) LC Fund’s fees and expenses shall have been paid in full in cash.
The Debtors also agreed to pay all costs and expenses of LC Fund, including, without limitation, reasonable attorneys’ fees, incurred in connection with the enforcement of any of its rights and remedies.
Upon the occurrence of an event of default, but subject to at least five days notice, all unpaid principal, accrued interest and other amounts owing will, at the option of LC Fund, be immediately due, payable and collectible by LC Fund pursuant to applicable law and the commitments terminated.
The agreements also contain standard representations and warranties, covenants and certain other matters.
A copy of the Secured Promissory Note is attached hereto as Exhibit 10.1 and is incorporated by reference herein. A copy of the Security Agreement is attached hereto as Exhibit 10.2 and is incorporated by reference herein.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION
The description of the DIP Credit Facility set forth in Item 1.01 is incorporated herein by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(c) Exhibits
10.1 Secured Promissory Note between Xybernaut Corporation, Xybernaut Solutions, Inc. and LC Capital Master Fund, Ltd.
10.2 Security Agreement between Xybernaut Corporation, Xybernaut Solutions, Inc. and LC Capital Master Fund, Ltd.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XYBERNAUT CORPORATION

	By:	/s/ Perry L. Nolen

Perry L. Nolen
President and Chief Executive Officer

Dated: November 21, 2005